Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-158199-10

April 7, 2010

A structured note is a debt obligation of the issuer where the return to investors (e.g. payment at maturity or payment of interest) is linked to the performance of an “underlying” which may be a security, commodity, currency, interest rate or other reference asset, or an index comprised thereof, or a “basket” comprised of a combination of such referenced assets.  However, an investment in a structured note is different from an investment in the underlying reference asset or assets .Structured notes are generally intended to be “buy and hold” investments.

Structured notes can be issued with a wide range of economic features including, among other things, principal protection (if held to maturity and subject to the credit of the issuer), minimum and maximum returns, leveraging through upside and downside participation rates that can be greater or less than 100%, buffers, barriers, knock-out and knock-in features, interest payments or any combination of these or other economic features.

The tax treatment for a particular structured note will depend on the specific economic terms and the underlying asset or assets for such note.

Selected Risk Considerations

An investment in a structured note can carry significant risks. For any offering of notes, these risks are explained in more detail in the “Risk Factors” sections of the relevant pricing supplement and product supplement. These Risk Factors should be reviewed by any person considering investing in a structured note. A summary of some of these risks follows:

•                  Because a structured note is a debt obligation of the issuer, the payment of any amount due on the note, including any payment at maturity and any interest or coupon payment, if applicable, is subject to the credit risk of the issuer.

•                  An investment in a structured note may result in a loss and may not be principal protected. Even if the terms of the note specify that the note is principal protected, such protection will only apply if the note is held to maturity, and will be subject to the credit risk of the issuer. No principal protection will apply if the note is sold in the secondary market prior to maturity.

•                  Many structured notes do not pay interest or other periodic payments.

•                  If the terms of a structured note include a maximum return or a fixed return percentage, investors in such note may not benefit from the full appreciation, if any, of the reference asset or assets.

•                  Structured notes typically are not designed to be short-term trading instruments and therefore investors in the notes should be willing and able to hold the notes to maturity.

•                  A market disruption event affecting a reference asset underlying a note may postpone the calculation of a relevant level of such reference asset and therefore the maturity date for such note, or cause the calculation agent to determine such level other than by reference to a market price. This can adversely affect an investor’s return on the note.

•                  Investors in a structured note typically do not have voting rights or rights to receive cash dividends or other distributions or other rights, if any, with respect to the relevant reference asset or assets.

•                  The policies of the sponsor of an exchange traded fund or index that serves as a reference asset could adversely affect the amount payable on and the value of a note linked to such reference assets.

•                  Certain reference assets will expose investors to currency exchange rate risk and/or the risk of investing in foreign or emerging markets or other risks that are particular to an investment in such assets.

•                  Structured notes linked to more than one reference asset may be exposed to the risk of fluctuations in the levels of each reference asset.

•                  There may be little or no secondary market for a structured note.

•                  Many unpredictable factors can affect the value of a structured note.

SEC Legend: Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for any registered offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the prospectus supplement, as well as the particular product supplement, the underlying supplement, if applicable, the relevant term sheet or pricing supplement, and the other documents relating to such offering that Credit Suisse has filed with the SEC for more complete information about Credit Suisse and the offering of any securities to which these materials relate. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the particular offering will arrange to send you the applicable prospectus supplement and prospectus as well as any product supplement, underlying supplement and term sheet if you so request by calling 1-800-221-1037.